Exhibit 99.1

Investor Contact Linda Ventresca AXIS Capital Holdings Limited info@axiscapital.com (441) 405-2727	Media Contact Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

AXIS CAPITAL PROVIDES INITIAL ESTIMATE OF LOSSES FOR THAILAND FLOODS

AXIS CAPITAL UPDATES LOSS ESTIMATES FOR CATASTROPHE EVENTS IN THE FIRST THREE QUARTERS OF 2011

Pembroke, Bermuda, January 18, 2011 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that the net financial impact of the severe flooding in Thailand on the Company’s fourth quarter results is expected to be $48 million. This amount is net of reinsurance, taxes and reinstatement premiums.

Further, updated information from the Company’s clients and intermediaries with respect to catastrophe events that occurred in the first three quarters of 2011 is expected to adversely impact fourth quarter results by an aggregate $75 million, net of reinsurance coverage, taxes and reinstatement premiums. Of this amount, $31 million relates to the February earthquake in New Zealand. Another $32 million relates to the Japanese earthquake and tsunami; a significant portion of this amount relates to the Company’s decision to reserve the full limit of its exposure for a large mutual, after consideration of updated loss advices.

The Company’s loss estimates for these events are primarily based on the Company’s ground-up assessment of individual contracts and treaties in the affected regions and are consistent with the Company’s market position in the respective regions impacted by these catastrophe events. Other information considered in developing net loss estimates includes current industry insured loss estimates, market share analysis, catastrophe modeling analysis and limited information from clients, brokers and loss adjusters.

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.405.2600

www.axiscapital.com

The Company’s assessment of its exposure to these catastrophe events is ongoing. The actual net financial impact of these catastrophe events may differ materially from the Company’s estimates due to the inherent uncertainties of making such estimates, including, but not limited to, the preliminary nature of available information, regulatory requirements, complications associated with claims adjustment in affected regions, variability associated with coverage definition and potential inaccuracies and inadequacies in data provided by clients and brokers.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence and magnitude of natural and man-made disasters; actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues; the failure of our cedants to adequately evaluate risks; interest rate and/or currency value fluctuations; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.405.2600

www.axiscapital.com